Exhibit 10(bb)

Director Compensation Arrangements
Directors who are current or former officers of Energy Future Holdings Corp. or employed by the Sponsor Group do not receive any fees for their service as directors. Mmes. Acosta and Williamson and Messrs. Reilly and Youngblood receive $200,000 annually.